EXHIBIT 23.4

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement Nos. 33-38621, 33-80582, 33-59497, and 333-08139 of Nature’s Sunshine Products, Inc. on Form S-8 of our report dated January 18, 2002, appearing in this Annual Report on Form 10-K of Nature’s Sunshine Products, Inc. for the year ended December 31, 2003.

LARA MARAMBIO & ASOCIADOS

Tomás Pueyo Acosta

Public Accountant

C.P.C. Nº 15.841

Caracas — Venezuela, March 22, 2004